Exhibit 10.1
Five Below, Inc.
1818 Market Street
Suite 2000
Philadelphia, PA 19103
p 215.546.7909
f 215-546-8099
www.fivebelow.com

April 6, 2017

George S. Hill
Cranberry Township, PA

Dear George:

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our Company as Executive Vice President of Retail Operations. In this position, you will report directly to Joel Anderson, Chief Executive Officer. You will be working out of the Company’s Corporate Headquarters in Philadelphia, PA and your anticipated start date is Monday, May 8, 2017. Your offer of employment is expressly conditioned on approval by the Company’s Board of Directors and your signing and returning this letter and the attached Confidential Information and Developments Agreement (the “Non-Disclosure Agreement”).

Your annual base salary will initially be $465,000 which will be paid every other week, less payroll deductions and all required withholdings. You will be reviewed annually beginning in April 2018. You will receive 4 weeks of vacation during the first vacation year (May 1- April 30). In addition to your vacation, you will receive five days of personal time during your first vacation year.

Upon execution of this offer letter, the Non-Disclosure Agreement attached hereto and the commencement of your employment with the Company, you will be eligible for the following additional items of compensation:

•
Signing Bonus: You will be entitled to a total signing bonus of $150,000. Shortly after your start of employment, you will receive the first installment of your signing bonus, $75,000, less payroll deductions and all required withholdings. If within the first twelve months of employment your position is terminated with “cause” by the Company or you choose to voluntarily terminate your position, you will be required to repay this sign on bonus in full to the Company upon leaving. You will receive the second installment of your signing bonus approximately 12 months after your start of employment in the amount of $75,000 subject to the same terms and conditions stated above.

•
Incentive Bonus: You will be eligible to participate in the Company’s Incentive Bonus plan for the 2017 fiscal year, to be paid in 2018, currently targeted at 60% of your annual salary. Based on your start date, you will be eligible for 100% of your targeted bonus for the 2017 fiscal year. The amount of the bonus will depend on a combination of various performance measures established by the Compensation Committee of the Company’s Board of Directors, as well as your achievement of individual performance goals. To be eligible to receive the bonus you must be actively employed on the date the bonus is paid.

•	Initial Equity Grant: You will be eligible for an initial equity grant equal to $800,000 delivered as follows:

•
Subject to the approval of the Compensation Committee of the Company’s Board of Directors, on your start date (the “Effective Date”), you will receive an equity grant of $800,000.   The equity grant will be delivered as $600,000 (75%) in performance based restricted stock units (“PRSUs”) and $200,000 (25%) in time-based restricted stock units (“RSUs”), determined as follows:

•	The actual number of PRSUs will be determined by dividing $600,000 by the closing price of the Company’s common stock on the Effective Date. PRSUs vest cumulatively over three years and are subject to your continued employment on the applicable vesting dates and performance metrics established by the Compensation Committee of the Board.

•
The actual number of RSUs in the initial equity grant shall be determined by dividing $200,000 by the closing price of the Company’s common stock on the Effective Date.  Subject to your continued employment on the applicable vesting date, RSUs will vest 50% on the second anniversary of the Effective Date; and 25% on each of the third and fourth anniversaries of the Effective Date.

Annual Long-Term Incentive Plan:   In or around April 2018, you will receive an annual equity grant, pursuant to the Company’s long-term incentive program, with a grant value equal to the target grant value for the Executive Vice Presidents of the Company. This grant will be subject to the same terms and conditions as referenced above.

(Note - bonus plans and subsequent equity awards are subject to change and could affect your future participation level in these plans.)

•
Benefits: Full-time Home Office associates are eligible to enroll in the Five Below health and wellness benefits effective their first day of hire. You must take action and elect your health benefits during your first 30 days of hire or you will be unable to participate in our health plans until the next Open Enrollment held in June. Shortly after your start date, you will receive an enrollment communication to the personal email address we have on file. If you do not receive this message, contact the benefits department immediately at benefits@fivebelow.com.

•
401k Plan: Full-time associates that are at least age 21 are eligible to participate in the Five Below 401(k) Plan effective the first of the month after 30 days of employment. Associates are eligible for the Company match the first of the quarter after they have worked 1,000 hours in a rolling 12-month period.

•	Relocation: You will be entitled to a “Level 1 Executive Relocation” as outlined in the attached relocation policy.

(Note - Certain relocation expenses may be subject to payroll taxes and included in wages on your W-2. If within the first twelve months of employment your position is terminated with “cause” by the Company or you choose to terminate voluntarily your position, you will be required to repay the relocation amounts in full to the Company upon leaving.)

For purposes of the above, the term “cause” shall be defined as (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) gross negligence or willful misconduct in the course of employment (failure to meet performance standards or objectives, by itself, does not constitute cause); (iii) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or property rights; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or any felony.

You will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “cause” or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer.

As a Company employee, you will be expected to abide by the Company rules and regulations, and sign and comply with the Non-Disclosure Agreement attached hereto, By executing this letter, you represent that (1) you will not be prevented from performing any of your duties for the Company as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any non-competition, proprietary information or confidentiality agreement) any prior employer and (2) the information from the consumer report obtained in the Screening and Selection process does not result in an adverse decision with regard to your employment. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We are excited about working with you and having you as part of our team. If you have any questions regarding this offer, please contact me. If acceptable, please countersign and date this letter in the space provided below and return the original of this letter to me by scanning to my email address at bill.clark@fivebelow.com.

Sincerely,
/s/ Bill Clark
Bill Clark
Senior Vice President of Human Resources

I have read and understand the terms of this employment offer and I accept this offer as presented:

/s/George Hill                     April 7, 2017
George Hill                    Date